Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

September 18, 2006

Health Care Property Investors, Inc.

3760 Kilroy Airport Way

Suite 300

Long Beach, California  90806

Re:

Health Care Property Investors, Inc., a Maryland corporation (the “Company”) – Sale of (i) $300,000,000 aggregate principal amount of Floating Rate Notes Due 2008; (ii) $300,000,000 aggregate principal amount of 5.95% Notes Due 2011; and (iii) $400,000,000 aggregate principal amount of 6.30% Notes Due 2016 (collectively, the “Notes”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement, which was filed with the Securities and Exchange Commission (the “Commission”) on or about September 8, 2006.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on August 2, 2004 and Articles of Merger filed with the Department on November 30, 2004;

(ii)                                  the Third Amended and Restated Bylaws of the Company, dated as of July 22, 2004 (the “Bylaws”);

(iii)                               the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)                              resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on July 22, 1993, February 3, 2006, May 1, 2006 and August 29, 2006, which, among other things, authorized the issuance of the Notes (collectively, the “Directors’ Resolutions”);

(v)                                 the Indenture, dated as of September 1, 1993, by and between the Company and the Bank of New York, as trustee (the “Indenture”);

(vi)                              a certificate of Mark A. Wallace, the Senior Vice President and Chief Financial Officer of the Company, and Edward J. Henning, the Senior Vice President, General Counsel and Corporate Secretary of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Indenture are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate;

(vii)                           the form of an Officers’ Certificate (the “Section 201 Certificate”) and the forms of three Officers’ Certificates (the “Section 301 Certificates”) to be executed and delivered by Authorized Officers of the Company (as defined in the August 29, 2006 Directors’ Resolutions), which, among other things, establish the terms and provisions of the Notes pursuant to the authorizing resolutions set forth in the Directors’ Resolutions and to which are attached forms of the Notes;

(viii)                        the Registration Statement and the related base prospectus and prospectus supplement included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(ix)                                a status certificate of the Department, dated September 7, 2006, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(x)                                   such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)                                  each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any instrument, document or agreement is legally competent to do so;

(c)                                  all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)                                  prior to the issuance of the Notes, each of the Section 201 Certificate and the Section 301 Certificates will be duly executed and delivered to the Trustee (as defined in the Indenture) by Authorized Officers of the Company in accordance with the Indenture; and

(f)                                    the Indenture will remain in full force and effect for so long as the Notes are outstanding.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                       The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                       The Notes have been duly authorized for issuance by the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Validity of the Notes.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP